UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 1, 2013

Geeknet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11216 Waples Mill Road, Suite 100

Fairfax, VA 22030

(Address of principal executive offices, including zip code)

(877) 433-5638

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c)

Effective March 1, 2013, Geeknet, Inc. (the “Company”), appointed Kirk L. Somers as Executive Vice President, General Counsel and Chief Administrative Officer of the Company.

Kirk L. Somers, 47, has, from January 2013 until his appointment with the Company, been a partner at the law firm of FisherBroyles, LLC.  Prior to that, from November 2001 until January 2013 he was Executive Vice President responsible for legal, human resources, and investor relations for Concurrent Computer Corporation, a provider of software, hardware and professional services for the video market, data measurement and high-performance, real-time computing market.  Prior to joining Concurrent, from December 1998 to November 2001, Mr. Somers was the Assistant General Counsel for a company within divine, inc. (f.k.a. eshare communication, Inc.), a developer and marketer of enterprise interactive management solutions, where he was responsible for corporate-wide development and enforcement of the company’s intellectual property portfolio as well as commercial contracts and other corporate matters.  From December 1995 to December 1998, Mr. Somers was a partner in the law firm of Marshall & Melhorn in Toledo, Ohio practicing in the area of litigation.  Prior to that, he was a Judge Advocate General in the United States Air Force.

Mr. Somers will receive an annual salary of $325,000.  Mr. Somers will also be eligible to participate in the Company’s Target Short Term Incentive Opportunity program, under which he will be eligible to receive a target bonus of 30% of base salary based on achievement of certain performance goals to be established by the Company’s board of directors.  Subject to the approval of the Company’s Chief Executive Officer, on March 29, 2013, Mr. Somers will receive restricted stock units that settle in shares of Company common stock with an economic value of $40,000 and options to purchase the Company’s common stock with an economic value of $40,000.  The restricted stock units and options will vest consistent with the Company’s customary vesting schedule (currently this schedule provides for vesting over a three-year period with ratable vesting of 1/3 of the award each year).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

By:	/s/ Kathryn McCarthy
Kathryn McCarthy Chief Executive Officer and President

Date: March 7, 2013